UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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EMC Corporation

(Name of Registrant as Specified In Its Charter)

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May 12, 2008

Dr. Martha Carter

RiskMetrics Group

2099 Gaither Road

Suite 501

Rockville, MD 20850-4045

Re:	EMC Corporation

Dear Dr. Carter:

This letter is to confirm our phone conversations today with you and your staff regarding our director W. Paul Fitzgerald.

Mr. Fitzgerald is a fully independent director under the rules of the Securities Exchange Commission and the New York Stock Exchange as well as the Company’s Categorical Standards of Independence. Moreover, ISS classified Mr. Fitzgerald as an independent director in 2007 pursuant to your own policies. Based on this, Mr. Fitzgerald has continued to serve on the Corporate Governance and Nominating Committee (the “Governance Committee”).

On Tuesday, May 6, 2008, ISS issued its final proxy analysis which changed your prior classification of Mr. Fitzgerald from an independent director to an “affiliated outsider,” while recommending a vote “FOR” Mr. Fitzgerald’s election to the Board. Then, on Saturday, May 10, 2008, at 4:30 a.m., and without any prior notice to us, ISS issued an alert changing your recommendation regarding Mr. Fitzgerald to “WITHHOLD” votes from his election because of his service on the Governance Committee.

Accordingly, Mr. Fitzgerald has resigned from the Governance Committee today, effective immediately. Based on his resignation, you have confirmed that ISS will promptly issue a revised alert to recommend a vote “FOR” Mr. Fitzgerald’s election to the Board and will re-vote any shares you have voted on behalf of your institutional clients to a vote “FOR” Mr. Fitzgerald.

If you have any questions or would like to discuss this matter further, please do not hesitate to call me at (508) 293-7254.

Sincerely,

/s/ Susan I. Permut

Susan I. Permut

Senior Vice President and Deputy General Counsel